Pricing Supplement No. 32
(To the Prospectus dated December 28, 1998 and the Prospectus Supplement dated January 5, 1999)

                       Transamerica Finance Corporation

                          Medium-Term Notes, Series F
                   $897,000,000 Callable Floating Rate Notes
                              due March 16, 2001

Trade Date:                                  March 13, 2000

Original Issue Date:                         March 16, 2000

Principal Amount:                            U.S.$897,000,000

Price to Public:                             100.00%

Agents' Discount or Commission:              0.150%

Proceeds to Company:                         99.850%

Interest Rate Base:                          One-month LIBOR

Index Maturity:                              One month

Interest Rate Reset Date                     See Additional Terms

Interest Rate Spread:                        Initially, 0.07%.  See Additional Terms.

Special Interest Adjustment Feature:         The Interest Rate Spread will increase in the event of a downgrade in the Company's short or long-term unsecured debt ratings.  See
                                             Additional Terms.

Interest Payment Dates:                      16/th/ day of each month

Maturity Date:                               March 16, 2001

Specified Currency:                          U.S. Dollars

Call Option:                                 Redeemable at par at the Company's option monthly beginning on
                                             September 16, 2000 upon 15 days' notice.

Form:                                        Book-Entry

CUSIP No.:                                   89350LKA9

Original Issue Discount Note:                No

Agents:                                      ABN AMRO Incorporated
                                             Banc One Capital Markets
                                             Bank of America Securities LLC
                                             Chase Securities Inc.
                                             Goldman Sachs & Co.
                                             Salomon Smith Barney Inc

Other Provisions:                            See Additional Terms

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                MARCH 13, 2000

                               ADDITIONAL TERMS

          These Additional Terms constitute a part of Pricing Supplement No. 32 dated March 13, 2000 of Transamerica Finance Corporation (the "Company") and contain a description of additional terms and provisions applicable to the Company's callable floating rate notes due March 16, 2001 (the "Notes") constituting a tranche of the Company's Medium-Term Notes, Series F. The Notes are described in the Prospectus, dated December 28, 1998, and the Prospectus Supplement, dated January 5, 1999, for the Medium-Term Notes, Series F, referred to above, and reference is made thereto for a detailed summary of additional provisions of the Notes. The Notes are Floating Rate Notes as described in the Prospectus Supplement. The description of the particular terms of the Notes set forth in this Pricing Supplement supplements, and to the extent inconsistent therewith replaces, the description of the terms and provisions under "Description of Debt Securities" in the Prospectus and "Description of Notes" in the Prospectus Supplement. Capitalized terms used but not defined herein shall have the meanings given them in such Prospectus and Prospectus Supplement.

          The Notes will be Senior Indebtedness of the Company.

Interest Rate and Interest Payment Dates

          The principal amount of Notes will be limited to $897,000,000 and the Notes will mature on March 16, 2001 (the "Maturity Date").

          Except as provided below, the Notes will bear interest at One-Month LIBOR plus 0.07% (the "Original Coupon") from the date of issuance as described in the Prospectus Supplement under "Description of Notes -- Floating Rate Notes." The Interest Reset Date will be two London Banking Days prior to the Interest Payment Date or as otherwise specified below.

          Interest will be payable on the Notes on the 16th day of each calendar month (each, an "Interest Payment Date"), commencing April 16, 2000, to the persons in whose name the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date").

          For so long as the Notes are outstanding, the interest rate payable on the Notes will be subject to adjustment from the Original Coupon (a "Coupon Step Up") in the event of a Confirmed Rating Change. A "Confirmed Rating Change" means a downgrade in the rating of the Company's short or long term unsecured senior debt by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's ("S&P"), which downgrade takes place when either such rating agency makes its first public announcement of a confirmed rating for the Company's short or long term unsecured senior debt after Original Issue Date.

          The Original Coupon will be adjusted in accordance with the corresponding ratings set forth below. The lowest rating indicated in any row will be used to determine the applicable Coupon Step Up.


     Moody's Short      S&P's Short Term     Moody's Long     S&P's Long Term       Adjusted Coupon
      Term Rating            Rating           Term Rating          Rating              (LIBOR +)
     ------------------------------------------------------------------------------------------------
     P-1                A-1                    A3                 A or A-                7 bps
     ------------------------------------------------------------------------------------------------
     P-1/P-2            A-1/A-2                A3                 A or A-                27 bps
     ------------------------------------------------------------------------------------------------
     P-2                A-2                    Baa1               BBB+                   52 bps
     ------------------------------------------------------------------------------------------------
     P-2/P-3            A-2/A-3                Baa2               BBB                    82 bps
     ------------------------------------------------------------------------------------------------
     P-3 or lower       A-3 or lower           Baa3 or lower      BBB-or lower          127 bps
     ------------------------------------------------------------------------------------------------

          The Company's current short term unsecured debt ratings are P-1 (CreditWatch - uncertain) by Moody's and A-1 (Developing CreditWatch) by S&P and its long term unsecured debt ratings are A3 (CreditWatch - uncertain) by Moody's and A (Developing CreditWatch) by S&P.

          Each Coupon Step-Up will be effective as of the date of any Confirmed Rating Change by either Moody's or S&P.

          When any change in the interest rate on the Notes occurs during any Interest Payment Period, the amount of interest to be paid with respect to such period shall be calculated at a rate per annum equal to the weighted average of the interest rate in effect immediately prior to such change and the interest rate after giving effect to such change, calculated by multiplying each such rate by the number of days such rate is in effect during each month of such Interest Payment Period, determining the sum of such products and dividing such sum by the number of days in such Interest Payment Period. All calculations pursuant to the preceding sentence of interest on the Notes will be computed on the basis of a year of the actual days of the month divided by 30, and all such changes will be announced promptly by the Company.

          The Notes will be issued in denominations of $1,000 and integral multiples thereof.